For Immediate Release:

Futomic ~ June 20, 2005 ~ Edmonton, Alberta – Futomic today announced that it has sold its video game technologies to SplitFish Gameware Inc. of Edmonton, Canada, a company owned by Mr. Ken Tetterington who was formerly the principal shareholder, officer and director of Futomic. This sale was undertaken by the Company so that it can focus entirely on the Company’s biometric security technologies.

As part of the terms negotiated between Futomic and SplitFish Gameware, Mr. Tetterington returned 9,311,000 of his shares of Futomic back to the Company and resigned as officer and director of the Company. Such shares represented all of the shares of the Company’s common stock held by Mr. Tetterington. The resulting transaction will allow Futomic to concentrate exclusively on pursuing sales, consulting contracts and agreements in the field of biometric security solutions to governments and large corporations.

The shares returned to the Company will be held by the Company as treasury stock and not be nullified. Due to the transaction, the Company’s current outstanding shares have been adjusted down from 16,926,000 shares to 7,615,000 shares .

Futomic Industries Inc. will maintain its principal office in Edmonton, Alberta, Canada. Mr. Tetterington resigned as the Company’s officer and director to work with SplitFish Gameware Inc. Pursuant to the Agreement, SplitFish assumed responsibility for the office, staff and equipment located in Beijing, China.

Management would like to thank Mr. Tetterington for building and guiding the business affairs of Futomic from the ground up into the company that it is today.

More information is available on our web site at www.futomic.com. Further details can be arranged by contacting the Company via email info@futomic.com or by phoning our corporate numbers.

On Behalf of the Company:

Francisco Schipperheijn / Director

About Futomic:

Futomic Industries Inc. is a company registered under the 1934 Securities Exchange Act, involved in sales, consulting and agreements in the biometric security industry.

FORWARD LOOKING STATEMENTS

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Head Office North America ~ 2nd Floor, 8717-53 Avenue, Edmonton, Alberta, Canada,

T6E-5E9

Ph: 1-780-485-1257, Fax: 1-780-485-1259